Capital City Bank Group, Inc.

Reports Second Quarter 2015 Results

TALLAHASSEE, Fla. (July 21, 2015) – Capital City Bank Group, Inc. (Nasdaq: CCBG) today reported net income of $3.8 million, or $0.22 per diluted share for the second quarter of 2015 compared to net income of $1.0 million, or $0.06 per diluted share for the first quarter of 2015, and $1.5 million, or $0.08 per diluted share, for the second quarter of 2014. For the first six months of 2015, net income of $4.8 million, or $0.28 per diluted share, compared to net income of $5.2 million, or $0.30 per diluted share for the same period in 2014.

HIGHLIGHTS

•	Continued loan growth - 1.8% sequentially and 3.3% year to date

•	Growth in tax-equivalent net interest income driven by improved earning asset mix – 2.7% sequentially and 2.0% over prior year

•	Strong fee income from residential mortgage loan sales, up 22% sequentially and 60% over prior year

•	BOLI proceeds added $0.10 per share to second quarter earnings

•	10% reduction in nonperforming assets and 27% decline in total credit costs from linked quarter

•	Repurchased 393,000 shares during second quarter of 2015

“Loan growth, higher net interest income, expense management and improved credit quality contributed to a strong second quarter performance,” said William G. Smith, Jr., Chairman, President and CEO of Capital City Bank Group.  “We have experienced six consecutive quarters of loan growth and our portfolio has grown by more than $85 million since the end of 2013.  Growth in our loan and investment portfolios produced higher net interest income, and we remain focused on improving our operating efficiency by increasing revenues and lowering operating expenses.  To date, we have repurchased 411,000 shares of our common stock with the majority being purchased in the second quarter.”

Compared to the first quarter of 2015, performance reflects higher net interest income of $0.5 million, a $1.9 million increase in noninterest income, and lower noninterest expense of $0.9 million, that was partially offset by a $0.1 million increase in the loan loss provision and higher income taxes of $0.4 million.

Compared to the second quarter of 2014, the increase in earnings reflects higher net interest income of $0.5 million, a $1.5 million increase in noninterest income, lower noninterest expense of $0.6 million, and a $0.1 million reduction in the loan loss provision, partially offset by higher income taxes of $0.4 million.

The increase in earnings for the first six months of 2015 versus the comparable period in 2014 was attributable to higher net interest income of $0.8 million, a $1.5 million increase in noninterest income, and a $0.2 million reduction in the loan loss provision, partially offset by higher noninterest expense of $0.4 million and income taxes of $2.5 million.

The Return on Average Assets was 0.58% and the Return on Average Equity was 5.62% for the second quarter of 2015. These metrics were 0.15% and 1.45% for the first quarter of 2015, and 0.23% and 2.09% for the second quarter of 2014, respectively. For the first six months of 2015, the Return on Average Assets was 0.37% and the Return on Average Equity was 3.54% compared to 0.41% and 3.75%, respectively, for the first half of 2014.

Discussion of Operating Results

Tax equivalent net interest income for the second quarter of 2015 was $19.1 million compared to $18.6 million for the first quarter of 2015 and $18.6 million for the second quarter of 2014.  The increase in tax equivalent net interest income compared to the first quarter of 2015 reflects one additional calendar day and a positive shift in earning asset mix due to growth in the loan and investment portfolios, partially offset by unfavorable loan repricing. The increase in tax equivalent net interest income compared to the second quarter of 2014 reflects a positive shift in earning asset mix due to growth in the loan and investment portfolios and a slight reduction in interest expense. The lower interest expense is attributable to FHLB advance pay downs and favorable repricing on several non-maturity deposit products. For the six months ended June 30, 2015, tax equivalent net interest income totaled $37.7 million compared to $37.0 million for the comparable period in 2014. The year over year increase was driven by the same factors as noted above.

The extended low interest rate environment has put pressure on our net interest margin. However, our asset portfolios are relatively short in duration and we believe we are well positioned to capitalize as the interest rate environment improves.

The net interest margin for the second quarter of 2015 was 3.29%, an increase of two basis points over the first quarter of 2015 and unchanged from the second quarter of 2014.  The increase in the margin compared to the first quarter was attributable to growth in our loan and investment portfolios. For the six months ended June 30, 2015, the net interest margin declined by one basis point to 3.28% compared to the same period of 2014, primarily attributable to unfavorable loan pricing. It is important to note that net interest income is growing period over period and the lack of improvement in the net interest margin percentage is primarily attributable to the continued growth in average deposits, which is generally invested in overnight funds.

The provision for loan losses for the second quarter of 2015 was $0.4 million compared to $0.3 million for the first quarter of 2015 and $0.5 million for the second quarter of 2014. For the first half of 2015, the loan loss provision totaled $0.7 million compared to $0.9 million for the same period of 2014. The lower level of the year-to-date provision reflects continued favorable problem loan migration and improvement in key credit metrics. Net charge-offs for the second quarter of 2015 totaled $1.2 million, or 0.33% (annualized), of average loans compared to $1.7 million, or 0.49% (annualized), for the first quarter of 2015 and $2.1 million, or 0.59% (annualized), for the second quarter of 2014. For the first half of 2015, net charge-offs totaled $3.0 million, or 0.41% (annualized), of average loans compared to $3.4 million, or 0.49% (annualized), for the same period of 2014. At quarter-end, the allowance for loan losses of $15.2 million was 1.03% of outstanding loans (net of overdrafts) and provided coverage of 99% of nonperforming loans compared to 1.10% and 96%, respectively, at March 31, 2015 and 1.22% and 105%, respectively, at December 31, 2014.

Noninterest income for the second quarter of 2015 totaled $14.8 million, an increase of $1.9 million, or 15.1%, over the first quarter of 2015 and $1.5 million, or 10.8%, over the second quarter of 2014. The increase over the first quarter of 2015 was primarily attributable to bank owned life insurance (“BOLI”) proceeds of $1.7 million that is reflected in other income. Higher mortgage banking fees of $0.2, bank card fees of $0.1 million, and deposit fees of $0.2 million also contributed to the increase and were partially offset by lower wealth management fees of $0.3 million. The increase in mortgage fees was driven by continued strong new home purchase originations. The increase in bank card fees was attributable to higher card spend by our clients and the increase in deposit fees reflects higher overdraft fees. Wealth management fees declined due to lower trading volume by our clients. Compared to the second quarter of 2014, the increase reflects higher other income of $1.6 million and mortgage banking fees of $0.5 million that were partially offset by lower deposit fees of $0.5 million and wealth management fees of $0.1 million. The increase in other income, which was primarily due to the aforementioned BOLI proceeds, was partially offset by a lower level of miscellaneous recoveries. Strong new home purchase originations and a higher margin on sold loans drove the increase in mortgage banking fees. Deposit fees declined primarily due to lower overdraft fees and to a lesser extent maintenance fees. Lower client trading activity drove the reduction in wealth management fees.

For the first half of 2015, noninterest income totaled $27.6 million, a $1.5 million increase over the same period of 2014, primarily attributable to higher other income of $1.6 million and mortgage banking fees of $0.8 million, partially offset by lower deposit fees of $0.9 million. The year-to-date variances are attributable to the same factors as noted above for the second quarter.

Noninterest expense for the second quarter of 2015 totaled $28.4 million, a decrease of $0.9 million, or 3.2%, from the first quarter of 2015 attributable to lower other real estate owned (“OREO”) expense of $0.6 million, compensation expense of $0.1 million, occupancy expense of $0.1 million, and other expense of $0.1 million. A lower level of net losses from the sale of properties and to a lesser extent lower valuation adjustments drove the reduction in OREO expense. The decrease in occupancy expense was attributable to lower building and equipment maintenance costs. Other expense decreased due to lower processing fees which were higher than normal in the first quarter of 2015 due to the implementation of a new on-line/mobile banking platform. Compared to the second quarter of 2014, noninterest expense decreased by $0.6 million or 2.2% attributable to lower OREO expense of $1.3 million, occupancy expense of $0.2 million and other expense of $0.2 million, partially offset by higher compensation expense of $1.1 million. The reduction in OREO expense was driven by a lower level of net losses from the sale of properties. The lower level of occupancy expense primarily reflects non-routine maintenance expenses realized in the second quarter of 2014. Lower legal fees drove the decrease in other expense and reflect a lower level of support needed for problem loan resolutions. The increase in compensation expense reflects higher pension plan expense of $0.6 million, performance based pay (commissions and incentives) of $0.4 million, and associate salaries of $0.1 million.

For the first six months of 2015, noninterest expense totaled $57.8 million, an increase of $0.4 million, or 0.7%, over the same period of 2014 attributable to higher compensation expense of $1.9 million that was partially offset by lower OREO expense of $1.2 million, occupancy expense of $0.1 million, and other expense of $0.2 million. The increase in compensation expense reflects higher pension plan expense of $1.3 million, performance based pay (commissions) of $0.3 million, and associate salaries of $0.3 million. The increase in our pension plan expense compared to both the three and six-month prior year periods is primarily attributable to the utilization of a lower discount rate in 2015 for determining plan liabilities reflective of a decrease in long-term bond interest rates. A revision to the mortality tables used to calculate pension liabilities also contributed to the increase, but to a lesser extent. The reduction in OREO expense was primarily attributable to lower net losses from the sale of properties and to a lesser extent lower property carrying costs and valuation adjustments. Lower technology equipment costs drove the decrease in occupancy expense. The decrease in other expense reflects lower legal fees, printing and supply costs, and postage costs.

We realized income tax expense of $1.1 million (23% effective rate) for the second quarter of 2015 compared to $0.7 million (41% effective rate) for the first quarter of 2015 and $0.7 million (33% effective rate) for the second quarter of 2014. For the first six months of 2015, income tax expense totaled $1.8 million (27% effective rate) compared to an income tax benefit of $0.7 million (-15% effective rate) for the comparable period of 2014. The aforementioned discrete BOLI transaction realized in the second quarter of 2015 was tax-free, therefore income tax expense for the three and six-months of 2015 were favorably impacted. Income taxes for the three and six-months of 2014 were favorably impacted by a $2.2 million state tax benefit attributable to an adjustment in our reserve for uncertain tax positions associated with prior year matters. Absent future discrete events, we anticipate our effective income tax rate for the second half of 2015 will normalize within a range of 34%-35%.

Discussion of Financial Condition

Average earning assets were $2.328 billion for the second quarter of 2015, an increase of $21.5 million, or 0.9%, over the first quarter of 2015 and $115.2 million, or 5.2%, over the fourth quarter of 2014.  The increase in earning assets from the first quarter 2015 reflects higher levels of noninterest bearing and savings accounts, partially offset by a lower level of public funds. The increase compared to the fourth quarter of 2014 reflects higher levels for all deposit products with the exception of money market accounts and certificates of deposit. Additionally, growth in both the loan and investment portfolios led to a more favorable earning asset mix.

We maintained an average net overnight funds (deposits with banks plus fed funds sold less fed funds purchased) sold position of $237.1 million during the second quarter of 2015 compared to an average net overnight funds sold position of $302.4 million in the first quarter of 2015 and an average overnight funds sold position of $288.6 million in the fourth quarter of 2014.  The decrease in overnight funds compared to the prior quarter reflects growth in both the loan and investment portfolios. Partially offsetting this decline was an increase in average deposit balances despite a decline in public funds. The decrease relative to the fourth quarter of 2014 is primarily attributable to growth in both the loan and investment portfolios, partially offset by an increase in average deposits.

Although we have experienced loan growth for the last six quarters, we continue to work on lowering the level of overnight funds by adding to our investment portfolio with short-duration, high quality securities and reducing deposit balances. We offer to our clients a fully-insured money market account which is provided by a third party and can serve as an alternative investment for some of our higher balance depositors while at the same time allowing us to maintain the account relationship. Until such time that attractive investment alternatives arise, we will continue to execute these strategies as well as seek other initiatives in an effort to better deploy our overnight fund balances.

Average loans increased $25.3 million, or 1.8%, when compared to the first quarter of 2015, and have grown $47.2 million, or 3.3% compared to the fourth quarter of 2014. The improvement in loans was primarily driven by increases in the consumer portfolio, commercial loans, and commercial mortgages.

Without compromising our credit standards or taking on inordinate interest rate risk, we have modified several lending programs in our business (commercial real estate and consumer portfolios) to try to mitigate the significant impact that consumer and business deleveraging is having on our portfolio. These programs, coupled with economic improvements in our anchor markets, have helped to increase overall production.

Nonperforming assets (nonaccrual loans and OREO) totaled $45.5 million at the end of the second quarter of 2015, a decrease of $5.1 million from the first quarter of 2015 and $7.0 million from the fourth quarter of 2014. Nonaccrual loans totaled $15.3 million at the end of the second quarter of 2015, a decrease of $1.5 million from both the first quarter of 2015 and fourth quarter of 2014. Nonaccrual loan additions totaled $4.5 million in the second quarter of 2015 and $10.3 million for the first six months of 2015, which compares to $11.9 million for the same period of 2014. The balance of OREO totaled $30.2 million at the end of the second quarter of 2015, a decrease of $3.6 million and $5.5 million, respectively, from the first quarter of 2015 and fourth quarter of 2014. For the second quarter of 2015, we added properties totaling $1.1 million, sold properties totaling $4.0 million, recorded valuation adjustments totaling $0.5 million, and realized miscellaneous adjustments of $0.2 million. For the first six months of 2015, we added properties totaling $2.8 million, sold properties totaling $6.8 million, recorded valuation adjustments totaling $1.3 million, and realized miscellaneous adjustments of $0.3 million. Nonperforming assets represented 1.71% of total assets at June 30, 2015 compared to 1.88% at March 31, 2015 and 2.00% at December 31, 2014.

Average total deposits were $2.178 billion for the second quarter of 2015, an increase of $15.0 million, or 0.7%, over the first quarter of 2015 and an increase of $101.0 million, or 4.9%, over the fourth quarter of 2014.  The increase in deposits when compared to the first quarter of 2015 reflects higher levels of all non-maturity account types except NOW accounts, partially offset by declines in public fund deposits and certificates of deposit. The higher level of deposits when compared to the fourth quarter of 2014 is primarily attributable to increased balances of noninterest bearing, public NOW and savings accounts, partially offset by a decline in money market accounts and certificates of deposit. The seasonal inflows of public funds began in the fourth quarter of 2014, most likely peaked in the second quarter of 2015, and are expected to decline into the fourth quarter of 2015.

Deposit levels remain strong and our mix of deposits continues to improve as higher cost certificates of deposit are replaced with lower rate non-maturity deposits and noninterest bearing demand accounts.  Prudent pricing discipline will continue to be the key to managing our mix of deposits.  Therefore, we do not attempt to compete with higher rate paying competitors for deposits.

When compared to the first quarter of 2015 and fourth quarter of 2014, average borrowings increased by $3.7 million and $6.7 million, respectively, attributable to higher levels of repurchase agreement balances, partially offset by FHLB advance pay downs.

Equity capital was $272.0 million as of June 30, 2015, compared to $274.1 million as of March 31, 2015 and $272.5 million as of December 31, 2014. Our leverage ratio was 10.57%, 10.73%, and 10.99%, respectively, for these periods. Further, as of June 30, 2015, our risk-adjusted capital ratio was 16.75% compared to 17.11% and 17.76% at March 31, 2015 and December 31, 2014, respectively. Our common equity tier 1 ratio was 12.31% as of June 30, 2015 compared to 12.57% as of March 31, 2015, which was the first reporting period this ratio was published under the Basel III capital standards. All of our capital ratios significantly exceed the threshold to be designated as “well-capitalized” under the Basel III capital standards. The reduction in our regulatory capital ratios in 2015 reflects the implementation of Basel III and the repurchase of common stock. During 2015, we have repurchased approximately 393,000 shares of our common stock at an average price of $14.72 per share.

About Capital City Bank Group, Inc.

Capital City Bank Group, Inc. (Nasdaq: CCBG) is one of the largest publicly traded financial holding companies headquartered in Florida and has approximately $2.7 billion in assets. The Company provides a full range of banking services, including traditional deposit and credit services, mortgage banking, asset management, trust, merchant services, bankcards, data processing and securities brokerage services. The Company’s bank subsidiary, Capital City Bank, was founded in 1895 and now has 63 full-service offices and 71 ATMs in Florida, Georgia and Alabama. For more information about Capital City Bank Group, Inc., visit www.ccbg.com.

FORWARD-LOOKING STATEMENTS

Forward-looking statements in this Press Release are based on current plans and expectations that are subject to uncertainties and risks, which could cause the Company’s future results to differ materially. The following factors, among others, could cause the Company’s actual results to differ: the accuracy of the Company’s financial statement estimates and assumptions; legislative or regulatory changes, including the Dodd-Frank Act, Basel III, and the ability to repay and qualified mortgage standards; the strength of the U.S. economy and the local economies where the Company conducts operations; the effects of the Company’s lack of a diversified loan portfolio, including the risks of geographic and industry concentrations; harsh weather conditions and man-made disasters; fluctuations in inflation, interest rates, or monetary policies; changes in the stock market and other capital and real estate markets; customer acceptance of third-party products and services; increased competition and its effect on pricing, including the long-term impact on our net interest margin from the repeal of Regulation Q; negative publicity and the impact on our reputation; technological changes, especially changes that allow out of market competitors to compete in our markets; the effects of security breaches and computer viruses that may affect the Company’s computer systems or fraud related to debit card products; changes in consumer spending and savings habits; the Company’s growth and profitability; changes in accounting; and the Company’s ability to manage the risks involved in the foregoing. Additional factors can be found in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014, and the Company’s other filings with the SEC, which are available at the SEC’s internet site (http://www.sec.gov). Forward-looking statements in this Press Release speak only as of the date of the Press Release, and the Company assumes no obligation to update forward-looking statements or the reasons why actual results could differ.

CAPITAL CITY BANK GROUP, INC.
EARNINGS HIGHLIGHTS
Unaudited

		Three Months Ended		Six Months Ended
(Dollars in thousands, except per share data)	Jun 30, 2015	Mar 31, 2015	Jun 30, 2014	Jun 30, 2015	Jun 30, 2014

EARNINGS
Net Income	$3,845	$986	$1,473	$4,831	$5,224
Net Income Per Common Share	$0.22	$0.06	$0.08	$0.28	$0.30
PERFORMANCE
Return on Average Assets	0.58%	0.15%	0.23%	0.37%	0.41%
Return on Average Equity	5.62%	1.45%	2.09%	3.54%	3.75%
Net Interest Margin	3.29%	3.27%	3.29%	3.28%	3.29%
Noninterest Income as % of Operating Revenue	43.80%	40.98%	41.99%	42.44%	41.57%
Efficiency Ratio	83.85%	93.42%	91.11%	88.46%	91.00%
CAPITAL ADEQUACY
Tier 1 Capital Ratio	15.86%	16.16%	16.85%	15.86%	16.85%
Total Capital Ratio	16.75%	17.11%	18.10%	16.75%	18.10%
Tangible Common Equity Ratio	7.29%	7.26%	7.93%	7.29%	7.93%
Leverage Ratio	10.57%	10.73%	10.70%	10.57%	10.70%
Common Equity Tier 1 Ratio	12.31%	12.57%	—	12.31%	—
Equity to Assets	10.25%	10.18%	10.97%	10.25%	10.97%
ASSET QUALITY
Allowance as % of Non-Performing Loans	99.46%	95.83%	80.03%	99.46%	80.03%
Allowance as a % of Loans	1.03%	1.10%	1.45%	1.03%	1.45%
Net Charge-Offs as % of Average Loans	0.33%	0.49%	0.59%	0.41%	0.49%
Nonperforming Assets as % of Loans and ORE	3.00%	3.38%	4.67%	3.00%	4.67%
Nonperforming Assets as % of Total Assets	1.71%	1.88%	2.66%	1.71%	2.66%
STOCK PERFORMANCE
High	$16.32	$16.33	$14.71	$16.33	$14.71
Low	13.94	13.16	12.60	13.16	11.56
Close	15.27	16.25	14.53	15.27	14.53
Average Daily Trading Volume	$33,514	$15,058	$28,428	$24,435	$32,114

CAPITAL CITY BANK GROUP, INC.
CONSOLIDATED STATEMENT OF FINANCIAL CONDITION
Unaudited

	2015		2014
(Dollars in thousands)	Second Quarter	First Quarter	Fourth Quarter	Third Quarter	Second Quarter
ASSETS
Cash and Due From Banks	$61,484	$51,948	$55,467	$50,049	$63,956
Funds Sold and Interest Bearing Deposits	185,572	296,888	329,589	253,974	354,233
Total Cash and Cash Equivalents	247,056	348,836	385,056	304,023	418,189

Investment Securities Available for Sale	433,688	404,887	341,548	322,297	275,082
Investment Securities Held to Maturity	201,805	183,489	163,581	173,188	180,393
Total Investment Securities	635,493	588,376	505,129	495,485	455,475

Loans Held for Sale	10,991	13,334	10,688	8,700	13,040

Loans, Net of Unearned Interest
Commercial, Financial, & Agricultural	151,116	143,951	136,925	133,756	134,833
Real Estate - Construction	44,216	41,595	41,596	38,121	34,244
Real Estate - Commercial	510,962	507,681	510,120	501,863	518,580
Real Estate - Residential	284,333	287,481	289,952	302,791	298,647
Real Estate - Home Equity	230,388	228,171	229,572	228,968	228,232
Consumer	238,599	230,984	214,758	200,363	181,209
Other Loans	12,048	9,243	6,017	5,504	7,182
Overdrafts	2,603	2,348	2,434	3,009	2,664
Total Loans, Net of Unearned Interest	1,474,265	1,451,454	1,431,374	1,414,375	1,405,591
Allowance for Loan Losses	(15,236)	(16,090)	(17,539)	(19,093)	(20,543)
Loans, Net	1,459,029	1,435,364	1,413,835	1,395,282	1,385,048

Premises and Equipment, Net	99,108	100,038	101,899	102,546	102,141
Goodwill	84,811	84,811	84,811	84,811	84,811
Other Real Estate Owned	30,167	33,835	35,680	41,726	42,579
Other Assets	87,489	89,121	90,071	67,044	66,209
Total Other Assets	301,575	307,805	312,461	296,127	295,740

Total Assets	$2,654,144	$2,693,715	$2,627,169	$2,499,617	$2,567,492

LIABILITIES
Deposits:
Noninterest Bearing Deposits	$723,866	$707,470	$659,115	$667,616	$689,844
NOW Accounts	734,237	801,037	804,337	665,493	712,385
Money Market Accounts	264,475	257,684	254,149	270,131	272,255
Regular Savings Accounts	255,185	250,862	233,612	231,301	227,470
Certificates of Deposit	186,881	192,961	195,581	199,037	206,496
Total Deposits	2,164,644	2,210,014	2,146,794	2,033,578	2,108,450

Short-Term Borrowings	53,698	49,488	49,425	42,586	36,732
Subordinated Notes Payable	62,887	62,887	62,887	62,887	62,887
Other Long-Term Borrowings	29,733	30,418	31,097	32,305	33,282
Other Liabilities	71,144	66,821	64,426	45,008	44,561

Total Liabilities	2,382,106	2,419,628	2,354,629	2,216,364	2,285,912

SHAREOWNERS’ EQUITY
Common Stock	172	175	174	174	174
Additional Paid-In Capital	37,625	42,941	42,569	41,637	41,628
Retained Earnings	255,096	251,765	251,306	249,907	248,142
Accumulated Other Comprehensive Loss, Net of Tax	(20,855)	(20,794)	(21,509)	(8,465)	(8,364)

Total Shareowners’ Equity	272,038	274,087	272,540	283,253	281,580

Total Liabilities and Shareowners’ Equity	$2,654,144	$2,693,715	$2,627,169	$2,499,617	$2,567,492

OTHER BALANCE SHEET DATA
Earning Assets	$2,306,322	$2,350,052	$2,276,781	$2,172,535	$2,228,339
Interest Bearing Liabilities	1,587,096	1,645,337	1,631,088	1,503,740	1,551,507

Book Value Per Diluted Share	$15.80	$15.59	$15.53	$16.18	$16.08
Tangible Book Value Per Diluted Share	10.87	10.77	10.70	11.33	11.24

Actual Basic Shares Outstanding	17,154	17,533	17,447	17,433	17,449
Actual Diluted Shares Outstanding	17,216	17,579	17,544	17,512	17,510

CAPITAL CITY BANK GROUP, INC.
CONSOLIDATED STATEMENT OF OPERATIONS
Unaudited

						Six Months Ended
	2015		2014			June 30,
(Dollars in thousands, except per share data)	Second Quarter	First Quarter	Fourth Quarter	Third Quarter	Second Quarter	2015	2014

INTEREST INCOME
Interest and Fees on Loans	$18,231	$17,863	$18,624	$18,528	$18,152	$36,094	$36,250
Investment Securities	1,451	1,294	1,066	1,034	939	2,745	1,786
Funds Sold	151	189	181	204	257	340	548
Total Interest Income	19,833	19,346	19,871	19,766	19,348	39,179	38,584

INTEREST EXPENSE
Deposits	259	246	243	255	293	505	601
Short-Term Borrowings	15	21	24	17	17	36	37
Subordinated Notes Payable	338	332	333	333	331	670	662
Other Long-Term Borrowings	237	240	252	263	269	477	560
Total Interest Expense	849	839	852	868	910	1,688	1,860
Net Interest Income	18,984	18,507	19,019	18,898	18,438	37,491	36,724
Provision for Loan Losses	375	293	623	424	499	668	858
Net Interest Income after Provision for Loan Losses	18,609	18,214	18,396	18,474	17,939	36,823	35,866

NONINTEREST INCOME
Deposit Fees	5,682	5,541	6,027	6,211	6,213	11,223	12,082
Bank Card Fees	2,844	2,742	2,658	2,707	2,820	5,586	5,527
Wealth Management Fees	1,776	2,046	1,988	2,050	1,852	3,822	3,770
Mortgage Banking Fees	1,203	987	808	911	738	2,190	1,363
Data Processing Fees	364	373	278	336	388	737	929
Other	2,925	1,159	1,294	1,136	1,336	4,084	2,461
Total Noninterest Income	14,794	12,848	13,053	13,351	13,347	27,642	26,132

NONINTEREST EXPENSE
Compensation	16,404	16,524	15,850	15,378	15,206	32,928	30,987
Occupancy, Net	4,258	4,396	4,440	4,575	4,505	8,654	8,803
Other Real Estate	931	1,497	1,353	1,783	2,276	2,428	3,675
Other	6,846	6,973	6,666	6,871	7,089	13,819	13,977
Total Noninterest Expense	28,439	29,390	28,309	28,607	29,076	57,829	57,442

OPERATING PROFIT	4,964	1,672	3,140	3,218	2,210	6,636	4,556
Income Tax Expense (Benefit)	1,119	686	1,219	1,103	737	1,805	(668)
NET INCOME	$3,845	$986	$1,921	$2,115	$1,473	$4,831	$5,224

PER SHARE DATA
Basic Income	$0.22	$0.06	$0.11	$0.12	$0.08	$0.28	$0.30
Diluted Income	$0.22	$0.06	$0.11	$0.12	$0.08	$0.28	$0.30
Cash Dividend	$0.03	$0.03	$0.03	$0.02	$0.02	$0.06	$0.04
AVERAGE SHARES
Basic	17,296	17,508	17,433	17,440	17,427	17,402	17,413
Diluted	17,358	17,555	17,530	17,519	17,488	17,456	17,463

CAPITAL CITY BANK GROUP, INC.
ALLOWANCE FOR LOAN LOSSES
AND RISK ELEMENT ASSETS
Unaudited

	2015	2015	2014	2014	2014
(Dollars in thousands, except per share data)	Second Quarter	First Quarter	Fourth Quarter	Third Quarter	Second Quarter

ALLOWANCE FOR LOAN LOSSES
Balance at Beginning of Period	$16,090	$17,539	$19,093	$20,543	$22,110
Provision for Loan Losses	375	293	623	424	499
Net Charge-Offs	1,229	1,742	2,177	1,874	2,066
Balance at End of Period	$15,236	$16,090	$17,539	$19,093	$20,543
As a % of Loans	1.03%	1.10%	1.22%	1.34%	1.45%
As a % of Nonperforming Loans	99.46%	95.83%	104.60%	81.31%	80.03%

CHARGE-OFFS
Commercial, Financial and Agricultural	$239	$290	$688	$86	$86
Real Estate - Construction	—	—	28	—	—
Real Estate - Commercial	285	904	957	1,208	1,029
Real Estate - Residential	484	305	522	212	695
Real Estate - Home Equity	454	182	(20)	621	375
Consumer	351	576	608	386	421
Total Charge-Offs	$1,813	$2,257	$2,783	$2,513	$2,606

RECOVERIES
Commercial, Financial and Agricultural	$82	$55	$66	$28	$45
Real Estate - Construction	—	—	2	2	1
Real Estate - Commercial	54	30	76	213	152
Real Estate - Residential	200	48	212	93	52
Real Estate - Home Equity	33	24	28	37	65
Consumer	215	358	222	266	225
Total Recoveries	$584	$515	$606	$639	$540

NET CHARGE-OFFS	$1,229	$1,742	$2,177	$1,874	$2,066

Net Charge-Offs as a % of Average Loans(1)	0.33%	0.49%	0.61%	0.52%	0.59%

RISK ELEMENT ASSETS
Nonaccruing Loans	$15,320	$16,790	$16,769	$23,482	$25,670
Other Real Estate Owned	30,167	33,835	35,680	41,726	42,579
Total Nonperforming Assets	$45,487	$50,625	$52,449	$65,208	$68,249

Past Due Loans 30-89 Days	$5,858	$3,689	$6,792	$4,726	$5,092
Past Due Loans 90 Days or More	—	—	—	62	—
Classified Loans	69,152	74,247	83,137	89,850	95,037
Performing Troubled Debt Restructuring’s	$41,632	$42,590	$44,409	$43,578	$45,440

Nonperforming Loans as a % of Loans	1.03%	1.15%	1.16%	1.65%	1.81%
Nonperforming Assets as a % of
Loans and Other Real Estate	3.00%	3.38%	3.55%	4.45%	4.67%
Nonperforming Assets as a % of Total Assets	1.71%	1.88%	2.00%	2.61%	2.66%

(1) Annualized

CAPITAL CITY BANK GROUP, INC.
AVERAGE BALANCE AND INTEREST RATES(1)
Unaudited

	Second Quarter 2015			First Quarter 2015			Fourth Quarter 2014			Third Quarter 2014			Second Quarter 2014				Jun 2015 YTD			Jun 2014 YTD
(Dollars in thousands)	Average Balance	Interest	Average Rate	Average Balance	Interest	Average Rate	Average Balance	Interest	Average Rate	Average Balance	Interest	Average Rate	Average Balance	Interest	Average Rate	Average Balance	Interest	Average Rate	Average Balance	Interest	Average Rate
ASSETS:
Loans, Net of Unearned Interest	$1,473,954	18,285	4.98%	$1,448,617	17,909	5.01%	$1,426,756	18,670	5.19%	$1,421,327	18,590	5.19%	$1,411,988	18,216	5.17%	1,461,356	36,194	4.99%	$1,403,793	36,377	5.23%

Investment Securities
Taxable Investment Securities	540,735	1,313	0.97	491,637	1,198	0.98	423,136	964	0.90	387,966	929	0.95	345,798	822	0.95	516,321	2,511	0.95	318,521	1,530	0.93
Tax-Exempt Investment Securities	76,191	219	1.15	63,826	154	0.96	74,276	161	0.87	82,583	165	0.80	94,431	182	0.77	70,043	373	1.06	104,431	396	0.76

Total Investment Securities	616,926	1,532	0.99	555,463	1,352	0.98	497,412	1,125	0.90	470,549	1,094	0.92	440,229	1,004	0.91	586,364	2,884	0.99	422,952	1,926	0.91

Funds Sold	237,132	151	0.26	302,405	189	0.25	288,613	181	0.25	317,553	204	0.25	408,668	257	0.25	269,588	340	0.25	437,837	548	0.25

Total Earning Assets	2,328,012	$19,968	3.44%	2,306,485	$19,450	3.42%	2,212,781	$19,976	3.58%	2,209,429	$19,888	3.57%	2,260,885	$19,477	3.46%	2,317,308	$39,418	3.43%	2,264,582	$38,851	3.46%

Cash and Due From Banks	52,473			48,615			45,173			44,139			44,115			50,555			46,089
Allowance for Loan Losses	(16,070)			(17,340)			(19,031)			(20,493)			(22,255)			(16,702)			(22,730)
Other Assets	306,286			310,791			310,813			297,496			296,248			308,526			300,656

Total Assets	$2,670,701			$2,648,551			$2,549,736			$2,530,571			$2,578,993			2,659,687			$2,588,597

LIABILITIES:
Interest Bearing Deposits
NOW Accounts	$761,388	$64	0.03%	$794,308	$68	0.03%	$689,572	$57	0.03%	$680,154	$66	0.04%	$724,635	$91	0.05%	777,757	$132	0.03%	$747,343	$195	0.05%
Money Market Accounts	256,265	32	0.05	254,483	41	0.07	267,703	46	0.07	270,133	46	0.07	280,619	50	0.07	255,378	73	0.06	277,335	98	0.07
Savings Accounts	253,808	31	0.05	242,256	30	0.05	233,161	29	0.05	228,741	29	0.05	227,960	28	0.05	248,064	61	0.05	223,418	54	0.05
Time Deposits	189,213	132	0.28	194,655	107	0.22	197,129	111	0.22	202,802	114	0.22	209,558	124	0.24	191,919	239	0.25	212,408	254	0.24
Total Interest Bearing Deposits	1,460,674	259	0.07%	1,485,702	246	0.07%	1,387,565	243	0.07%	1,381,830	255	0.07%	1,442,772	293	0.08%	1,473,118	505	0.07%	1,460,504	601	0.08%

Short-Term Borrowings	54,237	15	0.11%	49,809	21	0.17%	46,055	24	0.21%	40,782	17	0.17%	44,473	17	0.15%	52,035	36	0.14%	45,402	37	0.16%
Subordinated Notes Payable	62,887	338	2.13	62,887	332	2.11	62,887	333	2.07	62,887	333	2.07	62,887	331	2.08	62,887	670	2.12	62,887	662	2.09
Other Long-Term Borrowings	30,067	237	3.16	30,751	240	3.16	31,513	252	3.17	32,792	263	3.20	33,619	269	3.21	30,407	477	3.16	35,328	560	3.19

Total Interest Bearing Liabilities	1,607,865	$849	0.21%	1,629,149	$839	0.21%	1,528,020	$852	0.22%	1,518,291	$868	0.23%	1,583,751	$910	0.23%	1,618,447	$1,688	0.21%	1,604,121	$1,860	0.23%

Noninterest Bearing Deposits	717,725			677,674			689,800			681,051			666,791			697,811			656,715
Other Liabilities	70,690			66,424			45,887			47,099			46,105			68,569			46,716

Total Liabilities	2,396,280			2,373,247			2,263,707			2,246,441			2,296,647			2,384,827			2,307,552

SHAREOWNERS’ EQUITY:	274,421			275,304			286,029			284,130			282,346			274,860			281,045

Total Liabilities and Shareowners’ Equity	$2,670,701			$2,648,551			$2,549,736			$2,530,571			$2,578,993			2,659,687			$2,588,597

Interest Rate Spread		$19,119	3.23%		$18,611	3.21%		$19,124	3.36%		$19,020	3.34%		$18,567	3.22%		$37,730	3.22%		$36,991	3.23%

Interest Income and Rate Earned(1)		19,968	3.44		19,450	3.42		19,976	3.58		19,888	3.57		19,477	3.46		39,418	3.43		38,851	3.46
Interest Expense and Rate Paid(2)		849	0.15		839	0.15		852	0.15		868	0.16		910	0.16		1,688	0.15		1,860	0.17

Net Interest Margin		$19,119	3.29%		$18,611	3.27%		$19,124	3.43%		$19,020	3.42%		$18,567	3.29%		$37,730	3.28%		$36,991	3.29%

(1) Interest and average rates are calculated on a tax-equivalent basis using the 35% Federal tax rate.
(2) Rate calculated based on average earning assets.